UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  July 8, 2016

Champion Industries, Inc.
(Exact Name of Registrant as Specified in Its Charter)

West Virginia
(State or Other Jurisdiction of Incorporation)

000-21084	55-0717455
             (Commission File No.)                      (IRS Employer Identification No.)

2450 First Avenue P. O. Box 2968 Huntington, West Virginia	25728
(Address of Principal Executive Offices)	(Zip Code)

(304) 528-2700

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
0	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
0	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
0	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
0	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 – Other Events

Item 8.01 Other Events.

On June 30, 2016 the Company’s shareholders voted to approve an amendment to the Company’s Articles of Incorporation to allow for the issuance of Preferred Stock. On July 8, 2016 the Company issued 2,500 shares of Preferred Series A stock at $1,000 per share par value in return for the cancellation of $2.5 million related party debt and conversion into such Series A shares. The Preferred Stock will pay a 6.00% or 0.00% annual dividend contingent on the Company’s income after income taxes. If the Company's income after income taxes is $1.0 million or greater, the dividend rate is 6.00%; if the Company's income after income taxes is less than $1.0 million, the dividend rate is 0.00%.

This conversion will reduce the Company’s current liabilities by $2.5 million and increase its equity by $2.5 million. In addition, this conversion will reduce the Company’s annual interest expense by $0.1 million; however, contingent on the after income tax income, this conversion could trigger the payment of an annual Preferred Stock dividend of $0.2 million or zero. If the $1.0 million after income tax income target is achieved, the Company’s annual cash outflow would increase $0.1 million, or decrease $0.1 million if the $1.0 million after income tax income target is not achieved.

The details and terms of the Preferred Series A shares, as well as the consummating documents, including the amendment to the Company’s Articles of Incorporation, are included with this filing as Exhibit 99 and are titled “conversion documents”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAMPION INDUSTRIES, INC.
(Registrant)

/s/ Justin T. Evans
Date: July 14, 2016	Justin T. Evans, Senior Vice President and Chief Financial Officer